Date: 9 October 2020

EXHIBIT 5.1

Orphazyme A/S

Company Reg. No. (CVR) 32 26 63 55

Ole Maaløes Vej 3

DK-2200 Copenhagen N

Denmark

(the “Company”)

Orphazyme A/S — Registration Statement on Form S-8 Filed with the United States Securities Exchange Commission

We have acted as Danish legal counsel to the Company in relation to the preparation and filing by the Company with the United States Securities Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to (i) the allocation of up to 360,000 ordinary shares (the “LTIP Shares”) underlying Matching Shares and Performance Shares which have been granted or reserved to certain participants (the “Participants”) of the Company’s Long Term Incentive Program, as applicable from time to time, (the “LTIP”), such LTIP Shares to be allocated and delivered to the Participants following vesting of the Matching Shares and Performance Shares, and assuming vesting in full, by way of delivery of existing shares held in treasury by the Company, and against payment per allocated LTIP Share by the Participants of DKK 1, and (ii) the allocation reserved to certain recipients under the Company’s share-based incentive program for the Board of Directors, as applicable from time to time, (the “RSU Program”) of up to 40,000 ordinary shares (the “RSU Shares”) which (a) may be allocated to recipients through subscription of new shares of the Company or (b) allocated to recipients through delivery of existing shares of the Company held in treasury (such treasury shares, the “Treasury RSU Shares”), in both instances subject to vesting and exercise of restricted share units (“RSUs”) granted to the recipients under the RSU Program. Each RSU grants a right to the recipient to be allocated one share in the Company upon vesting and exercise.

The LTIP Shares and the RSU Shares are collectively referred to as the “Shares”. Each Share has a nominal value of DKK 1. The LTIP and the RSU Program are established by the Board of Directors of the Company in accordance with the Remuneration Policy adopted by the annual general meeting of the Company on 26 March 2020, and amended at the extraordinary general meeting of the Company on 21 September 2020.

1	For the purpose of this Opinion we have examined the following documents and performed the following investigations:

a)	a copy of the Registration Statement;

b)	a copy of the articles of association of the Company dated 28 September 2020;

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c)

a copy of the minutes of the annual general meeting of the Company held on 26 March 2020 whereby the annual general meeting resolved, inter alia, to approve the Remuneration Policy (as defined below) and adopted an authorization to the Board of Directors to approve the acquisition of treasury shares in the period until 26 March 2025 with a total nominal value of up to 20 % of the share capital of the Company subject to (i) the Company’s holding of treasury shares after such acquisition not exceeding 20 % of the Company’s share capital and (ii) the consideration to be paid by the Company not deviating more than 10 % from the official price quoted on Nasdaq Copenhagen at the time of acquisition (the “Authorization”);

d)	a copy of the minutes from of the extraordinary general meeting of the Company held on 21 September 2020;

e)

the Company’s Remuneration Policy adopted on the annual general meeting of the Company held on 26 March 2020 and as amended on the Company’s extraordinary general meeting held on 21 September 2020 (the “Remuneration Policy”);

f)	an online transcript of 9 October 2020 (before 8 pm CET) from the Danish Business Authority (in Danish: “Erhvervsstyrelsen”) concerning the Company;

g)	the general terms and conditions for the LTIP dated 9 June 2020;

h)	the general terms and conditions for the RSU Program dated 21 September 2020; and

i)	such other documents, agreements and records as we have deemed necessary for the purposes of rendering this Opinion.

The documents mentioned in Sections 1a) - 1i) above are referred to as the “Documentation” and individually as a “Document”.

2	In considering the above Documents for the purposes of delivering this Opinion we have assumed:

a)

that any copies of the Documents that we have reviewed are complete and accurate copies of the originals of such Documents and that the originals of such Documents were executed in the manner appearing on such copies and that all material supplied to us (whether original or in copy) is authentic, has been supplied in full and has not subsequently been amended;

b)	the genuineness of all signatures and dates and the authenticity of all documents submitted to us as originals;

c)	that each Document is true, correct and fully updated and has not been amended or revoked after the date of each such Document;

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d)	the information contained in the online transcript dated 9 October 2020 from the Danish Business Authority (Section 1f)) concerning the Company being accurate, complete and fully updated;

e)	the genuineness of all signatures and dates on all Documents examined by us, and that the identities of the signatories are as stated or written;

f)	that any power of attorney referred to in the Documents has neither been revoked nor amended;

g)	that there are no provisions of the laws of any jurisdiction (other than Denmark) that would have any adverse implication in relation to the opinions expressed herein;

h)

the accuracy and completeness of all factual matters, statements of fact, factual representations, warranties and other information as to matters of fact described or set forth in the Documents, as we have not made any independent investigation in respect thereof;

i)	the due compliance of all matters with and validity and binding effect under such laws as govern any activities contemplated other than the laws of Denmark in respect of which we are opining;

j)	that a “corporate benefit”, as such term is construed under Danish law, will accrue to the Company from entering into any transactions related to the Documents, if relevant;

k)

that the LTIP Shares will be acquired by the Company prior to the delivery to the Participants and the Treasury RSU Shares will be acquired by the Company prior to the delivery to the recipients in accordance with the Authorization and subject to the limitations set out in the Authorization;

l)

that any LTIP Shares and RSU Shares currently reserved to be granted, delivered or allocated (but as of the date of this Opinion have not been granted, delivered or allocated to Participants or recipients, as the case may be) will indeed be granted, delivered or allocated to the Participants and the recipients, as the case may be, in accordance with the applicable terms and conditions and individual grant letters and in accordance with any applicable authorizations to the Board of Directors of the Company; and

m)

that all formalities and requirements of the laws, regulations or rules of stock exchanges of any relevant jurisdiction other than Denmark and of any regulatory authority therein, applicable to the execution, performance, delivery, perfection and enforceability of any Document have been or will be duly complied with.

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3	This Opinion is subject to the following qualifications:

a)

This Opinion is given only with respect to the laws of Denmark as in force today and as such laws are currently applied by Danish courts and we express no opinion with respect to the laws of any other jurisdiction nor have we made any investigations as to any law other than the laws of Denmark;

b)

the ability of a Danish limited liability company to delegate authority in general to third parties to act on its behalf is restricted pursuant to Danish law. Thus, the granting by a Danish limited liability company of powers to third parties to act on their behalf may be considered void and set aside by the Danish courts if the powers are not restricted to specific, limited and well-defined matters and given for a certain period of time;

c)	in rendering this opinion we have relied as to certain matters of information and fact obtained from the Company and other sources reasonably believed by us to be credible;

d)	we express no opinion as to the exact interpretation of any particular wording in any Document by a court;

e)

the online transcript from the Danish Business Authority listed in 1f) is not conclusive evidence of whether or not: (i) a winding up or administration order has been issued, (ii) a resolution for winding up has been passed; or (iii) an administrator or liquidator has been appointed. Notice of the matters listed in (i), (ii) and (iii) in this paragraph  may not be filed with the Danish Business Authority immediately and, when filed, may not be entered in the relevant company’s public file immediately. In addition, such transcripts do not report petitions for winding up or administration prior to the issuance of the order therefore; and

f)

in this Opinion Danish legal concepts are expressed in English terms and not in their original Danish terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

4	Based upon and subject to the assumptions and the qualifications above we are of the opinion that:

a)	The Company is a limited liability company (in Danish: “aktieselskab”) registered and validly existing under the laws of Denmark; and

b)

Pursuant to the Articles of Association and the transcript of the Danish Business Authority referred to in 1 f) the LTIP Shares and the Treasury RSU Shares to be acquired by the Company prior to the delivery to the eligible Participants or recipients (as the case may be) are validly issued and fully paid.

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We advise you that we are not assuming any obligation to notify you of any changes in this opinion as a result of any facts or circumstances that may come to our attention in the future or as a result of any changes in laws which may hereafter occur.

This opinion is limited to matters of the laws of Denmark (excluding Greenland and the Faroe Islands) as in effect and applied on the date of this opinion and we express no opinion with respect to the laws of any other jurisdiction, nor have we made any investigation as to any laws other than the laws of Denmark.

This opinion shall be governed by and construed in accordance with Danish law, and any legal suit action or proceeding against us by the Company arising out of or based upon this opinion shall be exclusively instituted in a Danish court.

We accept no responsibility or legal liability to any person other than the Company in relation to the contents of this opinion and claims may only be brought against Gorrissen Federspiel Advokatpartnerselskab and not against individual partners or employees of Gorrissen Federspiel Advokatpartnerselskab on the basis hereof.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to our law firm (in Danish: “Advokatpartnerselskab”).

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

We are qualified to practice law in Denmark.

Yours sincerely

/s/ Rikke Schiøtt Petersen

Gorrissen Federspiel Advokatpartnerselskab